Exhibit 99.1

Contact	Evan Goad
TransUnion
E-mail	investor.relations@transunion.com
Telephone	312 985 2860

TransUnion Reports First Quarter 2012 Results

CHICAGO, May 8, 2012 - TransUnion Corp. (“TransUnion,” or the “Company”) today announced results for the first quarter ended March 31, 2012. The Company reported revenue of $280.6 million, an increase of 14.1% compared to the prior year period. Excluding the impact of weakening foreign currencies, revenue increased 15.4% compared to the first quarter of 2011. Operating income was $65.6 million, an increase of 19.1% compared to last year. Net income attributable to TransUnion was $10.2 million compared to a loss of $25.5 million in the first quarter of 2011. The first quarter 2011 results included a $59.3 million loss on the early extinguishment of debt as a result of refinancing the Company’s senior secured credit facility in February 2011.

Adjusted EBITDA was $90.3 million, an increase of 13.9% compared to the prior year period, with a corresponding margin of 32.2%, which was equivalent to the first quarter of 2011.(1)

“Building on a robust 2011, TransUnion accelerated growth in the first quarter as strong core business performance was supplemented by the benefit of recent investments and positive macroeconomic tailwinds,” said Bobby Mehta, President and Chief Executive Officer. “We reported double digit top-line growth in each of our three business segments demonstrating the strong position of our core business and effectiveness of our growth strategy. I’d like to take this opportunity to thank the Pritzker family business interests, Penny Pritzker, our former Chairman, and Madison Dearborn Partners for their significant contribution to our growth and development. We look forward to continued success with Advent International and Goldman Sachs Capital Partners, as we work closely with them to continue executing against our strategy and driving long-term growth opportunities.”

First Quarter 2012 Results

•	Total revenue increased 14.1% compared to the first quarter of 2011, driven by double digit growth in all business segments. Key highlights include:

☐	Revenue in USIS Decision Services increased 20.2% compared to the first quarter of 2011, driven in part by the acquisition of Financial Healthcare Systems (“FHS”).

☐	Revenue in International emerging markets increased 15.5% compared to the first quarter of 2011, driven in part by the acquisition of Crivo Sistemas em Informatica, S.A. (“Crivo”) in Brazil and partially offset by a negative impact from currency.

☐	Revenue in the Interactive segment increased 20.6% compared to the first quarter of 2011, driven by growth in the direct and indirect channels.

•

Adjusted EBITDA increased 13.9% compared to the first quarter of 2011, driven by double-digit revenue growth, partially offset by planned integration costs related to our recent acquisitions of FHS and Crivo.

[1]	See page 9 for a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income attributable to TransUnion Corp.

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $180.7 million, an increase of 13.2% percent compared to the first quarter of 2011, driven by double digit growth within each reported platform.

•	Online Data Services revenue was $121.5 million, an increase of 11.5%, driven by an increase in core credit report volumes.

•	Credit Marketing Services revenue was $36.0 million, an increase of 15.0%, driven by greater demand for custom data sets and archive information.

•	Decision Services revenue was $23.2 million, an increase of 20.2%, driven by strong performance from healthcare insurance eligibility verification and the integration of FHS, acquired in October 2011.

Operating income for USIS was $55.6 million, an increase of 25.8% compared to the prior year period. Operating margin was 30.8% compared to 27.7% in the first quarter of 2011, driven by double-digit revenue growth.

International

Total International revenue was $56.6 million, an increase of 12.3% compared to the first quarter of 2011. The impact of weakening foreign currencies, primarily the South African rand, decreased revenue by 5.2%. The acquisition of Crivo in Brazil, at the end of 2011, added 9.3% to revenue growth.

•

Developed markets revenue was $22.4 million, an increase of 7.7% percent, driven by growth in all countries (Canada, Hong Kong and Puerto Rico). The impact of weakening foreign currencies decreased developed markets revenue by 1.0%.

•

Emerging markets revenue was $34.2 million, an increase of 15.5%, driven by organic growth in Latin America and India, and the integration of Crivo. The impact of weakening foreign currencies decreased emerging markets revenue by 8.2%. The Crivo acquisition added 15.9% to revenue growth.

Operating income for International was $14.8 million, an increase of 2.8% compared to the prior year period. Operating margin was 26.1% compared to 28.6% in the first quarter of 2011, impacted by planned integration costs related to the newly acquired Crivo business and continued investment in key international growth segments.

Interactive

Total Interactive revenue was $43.3 million, an increase of 20.6% compared to the first quarter of 2011, driven by higher subscription revenue in the direct and indirect channels.

Operating income for Interactive was $9.9 million, an increase of 11.2% compared to the prior year period. Operating margin was 22.9% compared to 24.8% in the first quarter of 2011, impacted by an increase in the bad debt reserve.

Selected Liquidity Data

Total cash and cash equivalents at March 31, 2012, was $108.1 million. Year-to-date cash provided by operating activities was $21.6 million. Other key cash activity for the first quarter included: $17.3 million used for cash capital expenditures; $3.5 million of scheduled debt repayments; $1.3 million distributed for merger considerations; and $0.8 million of net other inflows.

Acquisition of TransUnion Corp.

On February 17, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TransUnion Holding Company, Inc. (“TransUnion Holding”), an entity formed by affiliates of Advent International Corporation (“Advent”) and GS Capital Partners (“GSCP”), pursuant to which TransUnion Holding will acquire 100% of the outstanding common stock of the Company. On April 30, 2012, the merger was consummated. Pursuant to the Merger Agreement, the aggregate purchase price for the outstanding common stock and options to purchase common stock of the Company was approximately $1.685 billion, plus the assumption of existing debt except for the RFC loan, which was paid off at closing. In connection with the Merger Agreement, all existing stockholders of the Company received cash consideration for their shares, and all existing option holders received cash consideration based on the value of their options. Certain management stockholders continue to hold equity interests in the form of TransUnion Holding common stock. The purchase price allocation is expected to be finalized prior to year end December 31, 2012. To partially fund the merger, TransUnion Holding raised $600 million of new debt in the form of senior unsecured PIK toggle private placement notes at a fixed interest rate of 9 5/8%, due June 15, 2018.

Earnings Conference Call

In conjunction with this release, TransUnion will host a conference call today, May 8, 2012, at 8:00 a.m. (CDT) via a live teleconference to discuss the business trends supporting first quarter 2012 results. To access the teleconference, go to TransUnion’s homepage at http://www.transunion.com. The discussion will be available via replay at the same site shortly after the teleconference. This earnings release is also available on that website. The teleconference dial-in information is:

Domestic dial-in: [800-237-9752]

International dial-in: [617-847-8706]

Teleconference code: [82327815]

About TransUnion

TransUnion is a leading global provider of information and risk management solutions to businesses across multiple industries and to individual consumers. The Company’s technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, and by integrating advanced analytics and enhanced decision-making capabilities. TransUnion’s interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion provides services in 25 countries on five continents. www.transunion.com/business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions.

We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; changes in federal, state, local or foreign tax law; litigation or regulatory proceedings; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to make acquisitions and integrate the operations of other businesses; our ability to timely develop new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to manage expansion of our business into international markets; economic and political stability in international markets where we operate; fluctuations in exchange rates; our ability to effectively manage our costs; our ability to provide competitive services and prices; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our ability to protect our intellectual property; our ability to retain or renew existing agreements with long-term customers; our ability to access the capital markets; further consolidation in our end customer markets; reliance on key management personnel; and other factors described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2011. Many of these factors are beyond our control. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	March 31, 2012	December 31, 2011
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$108.1	$107.8
Trade accounts receivable, net of allowance of $3.6 and $1.2	159.7	139.4
Other current assets	51.8	55.4
Current assets of discontinued operations	—	0.1

Total current assets	319.6	302.7

Property, plant and equipment, net of accumulated depreciation and amortization of $509.0 and $490.7	197.6	202.4
Other marketable securities	10.8	10.3
Goodwill	268.8	275.2
Other intangibles, net	129.1	137.4
Other assets	81.1	77.8

Total assets	$1,007.0	$1,005.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$67.8	$75.1
Current portion of long-term debt	20.7	21.8
Other current liabilities	99.9	100.2
Current liabilities of discontinued operations	—	0.4

Total current liabilities	188.4	197.5

Long-term debt	1,577.0	1,579.4
Other liabilities	47.4	53.3

Total liabilities	1,812.8	1,830.2

Stockholders’ equity:
Preferred stock, $0.01 par value; 20.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 180.0 shares authorized, 29.8 and 29.8 shares issued at March 31, 2012, and December 31, 2011, respectively; 29.8 and 29.8 shares outstanding as of March 31, 2012, and December 31, 2011, respectively	0.3	0.3
Additional paid-in capital	895.6	893.9
Treasury stock at cost; less than 0.1 shares at March 31, 2012, and December 31, 2011	(0.3)	(0.2)
Retained earnings	(1,729.2)	(1,739.0)
Accumulated other comprehensive income (loss)	1.0	(3.6)

Total TransUnion Corp. stockholders’ equity	(832.6)	(848.6)
Noncontrolling interests	26.8	24.2

Total stockholders’ equity	(805.8)	(824.4)

Total liabilities and stockholders’ equity	$1,007.0	$1,005.8

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Income

(in millions)

	Three Months Ended March 31,
	2012	2011
	Unaudited
Revenue	$280.6	$245.9

Operating expenses
Cost of services (exclusive of depreciation and amortization below)	115.0	101.7
Selling, general and administrative	78.1	67.4
Depreciation and amortization	21.9	21.7

Total operating expenses	215.0	190.8

Operating income	65.6	55.1

Non-operating income and expense
Interest expense	(30.7)	(33.6)
Interest income	0.4	0.2
Other income and expense, net	(2.9)	(58.9)

Total non-operating income and expense	(33.2)	(92.3)

Income (loss) from continuing operations before income taxes	32.4	(37.2)

(Provision) benefit for income taxes	(20.3)	13.9

Income (loss) from continuing operations	12.1	(23.3)

Discontinued operations, net of tax	—	(0.1)

Net income (loss)	12.1	(23.4)
Less: net income attributable to noncontrolling interests	(1.9)	(2.1)

Net income (loss) attributable to TransUnion Corp.	$10.2	$(25.5)

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended March 31,
	2012	2011
	Unaudited
Cash flows from operating activities:
Net income (loss)	$12.1	$(23.4)
Less: loss from discontinued operations, net of tax	—	(0.1)

Income (loss) from continuing operations	12.1	(23.3)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Loss on early extinguishment of senior secured credit facility	—	59.3
Depreciation and amortization	21.9	21.7
Deferred financing fees	0.9	1.6
Stock-based incentive compensation	1.6	1.2
Provision for losses on trade accounts receivable	3.0	0.7
Equity in net income of affiliates, net of dividends	(2.8)	(3.1)
Deferred taxes	9.0	(19.3)
Other	(0.3)	(0.1)
Changes in assets and liabilities:
Trade accounts receivable	(21.7)	(13.4)
Other current and long-term assets	(0.8)	(0.4)
Trade accounts payable	0.1	5.5
Other current and long-term liabilities	(1.4)	(4.5)

Cash provided by operating activities	21.6	25.9

Cash flows from investing activities:
Capital expenditures for property and equipment	(17.3)	(26.7)
Proceeds from sale of trading securities	1.0	8.8
Investments in trading securities	(1.1)	(0.7)
Other	0.7	—

Cash used in investing activities	(16.7)	(18.6)

Cash flows from financing activities:
Proceeds from senior secured credit facility	—	950.0
Extinguishment of senior secured credit facility	—	(945.2)
Repayments of debt	(3.5)	(4.6)
Debt financing fees	—	(11.4)
Prepayment fee on early extinguishment of senior secured credit facility	—	(9.5)
Distribution of merger consideration	(1.3)	(0.2)
Other	(0.8)	(0.5)

Cash used in financing activities	(5.6)	(21.4)
Effect of exchange rate changes on cash and cash equivalents	1.0	(0.4)

Net change in cash and cash equivalents	0.3	(14.5)
Cash and cash equivalents, beginning of period	107.8	131.2

Cash and cash equivalents, end of period	$108.1	$116.7

TRANSUNION CORP. AND SUBSIDIARIES

Segment Information

(Unaudited)

(in millions)

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
Revenue:
U.S. Information Services:
Online Data Services	$121.5	$109.0	$12.5	11.5%
Credit Marketing Services	36.0	31.3	4.7	15.0%
Decision Services	23.2	19.3	3.9	20.2%

Total U.S. Information Services	$180.7	$159.6	$21.1	13.2%

International:
Developed Markets	$22.4	$20.8	$1.6	7.7%
Emerging Markets	34.2	29.6	4.6	15.5%

Total International	$56.6	$50.4	$6.2	12.3%
Interactive	$43.3	$35.9	$7.4	20.6%

Total revenue	$280.6	$245.9	$34.7	14.1%

Operating Income
U.S. Information Services	$55.6	$44.2	$11.4	25.8%
International	14.8	14.4	0.4	2.8%
Interactive	9.9	8.9	1.0	11.2%
Corporate	(14.7)	(12.4)	(2.3)	(18.5)%

Total operating income	$65.6	$55.1	$10.5	19.1%

Operating Margin(1)
U.S. Information Services	30.8%	27.7%		3.1%
International	26.1%	28.6%		(2.4)%
Interactive	22.9%	24.8%		(1.9)%
Total operating margin	23.4%	22.4%		1.0%

(1)	When comparing changes for margins, variance changes are based on a “basis point” change.

TRANSUNION CORP. AND SUBSIDIARIES

Key Financial Performance Measures and Reconciliation of Non GAAP Measures

(Unaudited)

(in millions)

	Three Months Ended March 31,
(dollars in millions)	2012	2011	$ Change	% Change
Revenue	$280.6	$245.9	$34.7	14.1%

Reconciliation of net income (loss) attributable to TransUnion Corp. to Adjusted EBITDA:
Net income (loss) attributable to TransUnion Corp.	10.2	(25.5)	35.7	140.0%
Discontinued operations	—	0.1	(0.1)	(100.0)%

Income (loss) from continuing operations attributable to TransUnion Corp.	10.2	(25.4)	35.6	140.2%
Net interest expense	30.3	33.4	(3.1)	(9.3)%
Income tax (benefit) provision	20.3	(13.9)	34.2	246.0%
Depreciation and amortization	21.9	21.7	0.2	0.9%
Stock-based compensation	1.6	1.2	0.4	33.3%
Other (income) and expense(1)	6.0	62.3	(56.3)	(90.4)%

Adjusted EBITDA(2)	$90.3	$79.3	$11.0	13.9%

Other metrics:
Cash provided by operating activities	$21.6	$25.9	$(4.3)	(16.6)%
Capital expenditures	17.3	26.7	(9.4)	(35.2)%

nm: not meaningful

(1)

Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the three months ended March 31, 2012, other income and expense included $6.0 million of acquisition-related expenses, primarily related to the merger with TransUnion Holding and the abandoned initial public offering process. For the three months ended March 31, 2011, other income and expense included a $59.3 million loss on the early extinguishment of debt as a result of refinancing our senior secured credit facility in February 2011, and $3.0 million of other income and expense.

(2)

Adjusted EBITDA is a non-GAAP measure. We present Adjusted EBITDA as a supplemental measure of our operating performance because it eliminates the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to operating income or net income as an indicator of operating performance. We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to TransUnion Corp. The reconciliation of Adjusted EBITDA to net income attributable to TransUnion Corp. is included in the table above.